Exhibit 10.1
CHS INC.
NONEMPLOYEE DIRECTOR RETIREMENT PLAN
     1. Introduction. CHS Inc. (“CHS”) has previously established the CHS Inc. Nonemployee Director Retirement Plan (the “Plan”) for the purpose of providing retirement benefits for its non-employee directors. Such Plan has heretofore been maintained under a document titled “POLICY REGARDING RETIREMENT BENEFIT FOR RETIRED DIRECTOR”, together with all amendments thereto. The Plan is hereby amended and restated in its entirety.
     2. Eligibility. Each individual who is a member of the Board (a “Director”) and who is not also an officer or employee of CHS or its subsidiaries is eligible to participate in this Plan (an “Eligible Director”).
     3. Administration. This Plan shall be administered by the person or persons appointed by the Board to administer the Plan (the “Administrator”). If the Board does not appoint an Administrator, the Board shall be the Administrator. The Administrator shall have the authority to interpret and construe the provisions of the Plan as it deems appropriate, to resolve all factual and legal questions concerning the status and rights of an Eligible Director or beneficiary entitled to any benefits that may be payable under the Plan. The Administrator’s interpretations, determinations and calculations will be final and binding on all persons and parties concerned. The Administrator shall be responsible for the general operation and administration of the Plan, and may delegate such responsibility to one or more persons as it deems appropriate for carrying out the provisions thereof. The Administrator shall be entitled to rely conclusively on all calculations, valuations, opinions and reports furnished by any actuary, consultant, accountant, counsel or other person appointed, employed or engaged by the Administrator with respect to the Plan.
     4. Year of Service. An Eligible Director completes a year of service (a “Year of Service”) upon completion of twelve (12) months of service as an Eligible Director, measured from the occurrence of the first meeting coincident with or next following the date the individual becomes an Eligible Director. An Eligible Director’s Service shall cease upon the first meeting coincident with or next following the date the individual ceases to be an Eligible Director. Credit shall be given for partially completed Years of Service for each completed month or portion thereof.
     5. Retirement Benefit. Except as provided for in Section 5.5 a monthly retirement benefit shall be payable to an Eligible Director under this Section 5. The Eligible Director’s retirement benefit shall commence upon the first day of the calendar month coincident with or next following the later of: (i) the Eligible Director’s Separation from Service, and (ii) the Eligible Director’s attainment of age sixty (60). Except as provided in Section 5.1 below, the Eligible Director’s retirement benefit shall end with the payment made for the calendar month in which the Director dies. The amount of the Eligible Director’s monthly retirement benefit under the Plan shall equal Two Hundred Dollars ($200) multiplied by the Eligible Director’s Years of Service, subject to a maximum monthly benefit of Three Thousand Dollars ($3,000).

          5.1. Ten-Year Pension Value Guarantee. If an Eligible Director dies after his or her retirement benefit commences but prior to completion of one hundred twenty (120) monthly payments, the Eligible Director’s beneficiary shall be entitled to the remaining number of monthly payments (paid at the same time and in the same manner as if the Eligible Director had survived). If an Eligible Director dies prior to commencing his or her retirement benefit, the Eligible Director’s beneficiary shall be entitled to one hundred twenty (120) monthly payments of the Eligible Director’s monthly retirement benefit accrued as of the date of death, commencing as of the first day of the calendar month coincident with or next following the later of: (i) the Eligible Director’s death, or (ii) the date the Eligible Director would have attained age sixty (60).
          5.2. Payment of Monthly Benefit. Actual payment of benefits shall be made as soon as administratively feasible (but in all events within thirty (30) days) following the first day of the calendar month in which such payment becomes due and payable.
          5.3. Separation from Service. For purposes of this Section 5, a “Separation from Service” shall mean a complete severance of a Director’s relationship as a director of CHS and all affiliates, if any, and as an independent contractor of CHS and all affiliates, if any, for any reason (including death). A Director may have a Separation from Service upon resignation as a director even if the Director then becomes an officer or employee. Separation from Service shall be construed to have a meaning consistent with the term “separation from service” as used and defined in Section 409A of the Code. If an Eligible Director is a “specified employee” (as that term is defined under Section 409A of the Code), any benefits that become payable within the first six months of the Director’s Separation from Service shall be delayed until the first day of the seventh month following such Separation from Service.
          5.4. Beneficiary Designation. Each Eligible Director shall file with the Administrator a notice in writing, on a form provided by the Administrator, designating one or more beneficiaries to whom payment shall be made in the event of the Director’s death prior to receiving one hundred twenty (120) monthly payments under this Section 5. If no beneficiary designation is made, or in the event that a beneficiary designated predeceases the Eligible Director, payment shall be made to the Director’s estate.
          5.5. Special One Time Lump Sum Election. Each eligible Director who was on the Board on December 2, 2005, had the opportunity to elect prior to December 22, 2005 to receive their retirement benefit in I) a monthly annuity; or II) a single lump sum payment. If the Director choose a lump sum, payment will be based on the net present value of the Director’s accrued benefit at age 60, payable at the time the Director leaves the Board. Such present value shall be based on the assumptions used in determining lump sum distributions under the CHS Inc. Cash Balance Pension Plan.
     6. Limitations.
          6.1. Effect of Post-Retirement Re-Election to the Board. Re-election of a Director to the Board after the Director incurs a Separation from Service will not suspend or otherwise impact the Director’s retirement benefit accrued prior to the Separation from Service; provided, however, that any fees, retainer or other remuneration that is to be paid to such re-elected Director for services rendered at or after re-election to the Board shall be offset by any retirement benefits actually paid to Director under this Plan. With respect to a Director who incurs a Separation from Service on or after January 1, 2009, such Director shall be prohibited from serving on the Board once the Director has commenced receiving retirement benefits under this Plan.
          6.2. Service as a Director. Nothing in this Plan will interfere with or limit in any way the right of CHS’ Board or its stockholders to remove an Eligible Director from the Board. Neither this Plan nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that CHS’ Board or its stockholders have retained or will retain an Eligible Director for any period of time or at any particular rate of compensation.
          6.3. Nonexclusivity of the Plan. Nothing contained in this Plan is intended to effect, modify or rescind any of CHS’ existing compensation plans or programs or to create any limitations on the Board’s power or authority to modify or adopt compensation arrangements as the Board may from time to time deem necessary or desirable.
     7. Plan Amendment, Modification and Termination.
          7.1. Amendment or Termination. CHS intends the Plan to be permanent but reserves the right to amend or terminate the Plan at any time. Any such amendment or termination shall be made pursuant to a resolution of CHS’ Board and will be effective as of the date provided in the resolution. An amendment will be stated in an instrument in writing signed in the name of CHS by a person authorized by the Board and all parties interested herein will be bound thereby.
          7.2. Impact on Benefits. No amendment or termination of the Plan shall directly or indirectly reduce any benefit accrued under Section 5 as of the date of such amendment or termination. Upon the termination of the Plan, distribution of benefits payable to each Eligible Director or the Director’s beneficiary shall be made in accordance with Section 5 of the Plan.
     8. Duration of the Plan. This Plan will continue until the termination of the Plan by the Board.
     9. Inalienability. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity.
     10. Unsecured Claim. The right of an Eligible Director or the Director’s beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of CHS, and neither an Eligible Director nor his or her beneficiary shall have any rights in or against any amount accrued under the Plan or any other assets of CHS. The Plan shall at all times be considered entirely unfunded for tax purposes.

     11. Severability. If any provisions of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal and invalid provisions never had been included herein.
     12. Taxes. CHS has the right to deduct from all payments made under the Plan to an Eligible Director or a beneficiary federal, state, local or other taxes required by law to be withheld with respect to such payments.
     13. Governing Law. To the extent not pre-empted by federal law, the laws of the State of Minnesota shall be the controlling state law in all matters relating to this Plan.
     14. Effective Date. The effective date of this restatement shall be March 1, 2010.
     IN WITNESS WHEREOF, CHS Inc. Has caused its name to be hereunto subscribed by Its President and CEO this 15th day of March 2010

CHS Inc.

By	/s/ John D. Johnson John D. Johnson
Its President and CEO

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